SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   FORM 12B-25

                           Notification of Late Filing

                                                   Commission File Number O-1437

(Check one):      ( ) Form 10-K    ( ) Form 11-K    ( ) Form 20-F
                  (X) Form 10-Q    ( ) Form N-SAR

            For period ended:      March 31, 1996

      ( )  Transition Report on Form 10-K
      ( )  Transition Report on Form 20-F
      ( )  Transition Report on Form 11-K
      ( )  Transition Report on Form 10-Q
      ( )  Transition Report on Form N-SAR

           For the transition period ended

     Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

If the notification relates to a portion of the filing checked above, identify the item(s) to which the notification relates:

                                     PART I
                             REGISTRANT INFORMATION

      Full name of registrant:             THE FIRST REPUBLIC CORPORATION OF
                                           AMERICA

      Former name if applicable:

      Address of principal executive
      office (Street and Number):          302 FIFTH AVENUE

      City, State and Zip Code:            NEW YORK, NEW YORK  10001


                                     PART II
                             RULES 12B-25(B) AND (C)

     If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check where appropriate.)

( )         (a)   The reasons described in reasonable detail in Part III of
            this form could not be eliminated without unreasonable effort or expense;

(X)         (b)   The subject annual report, semi-annual report, transition
            report on Form 10-K, 20-F, 11-K or Form N-SAR, or portion thereof will be filed on or before the 15th calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, or portion, thereof will be filed on or before the fifth calendar day following the prescribed due date, and

( )         (c)   The accountant's statement or other exhibit required by Rule
            12b-25(c) has been attached if applicable.


                                    PART III
                                    NARRATIVE

     State below in reasonable detail the reasons why Form 10-K, 11-K, 20- F, 10-Q, N-SAR or the transition report portion thereof could not be filed within the prescribed time period. (Attach extra sheets if needed.)

     Financial information from foreign subsidiaries will not be received in sufficient time.


                                     PART IV
                                OTHER INFORMATION

     (1) Name and telephone number of person to contact in regard to this notification.

              HARRY BERGMAN                (212)  279-6100
          -------------------------------------------------------------
                 (Name)                 (Area Code)  (Telephone Number)

     (2) Have all other periodic reports required under Section 13 or 15(d) or the Securities Exchange Act of 1934 or Section 30 of the Invest- ment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s).

                                                  (X) Yes           ( ) No

     (3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

                                                  ( ) Yes           (X) No

     If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

                    THE FIRST REPUBLIC CORPORATION OF AMERICA
                  --------------------------------------------
                  (Name of Registrant as Specified in Charter)

Has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.


Date:   May 14, 1996                By:   /s/ Harry Bergman
                                       -------------------------------------
                                       Name:  Harry Bergman
                                       Title: Chief Financial and Accounting
                                              Officer